Exhibit 99.1

FOR IMMEDIATE RELEASE	08-16

Contacts:

Andy Creel

Chief Financial Officer

713.787.3138

or

Rhonda Carroll

Corporate Secretary

713.787.3118

ENCORE BANCSHARES, INC. ISSUES $34 MILLION IN SENIOR PREFERRED

SHARES TO THE U.S. TREASURY

HOUSTON – December 5, 2008—Encore Bancshares, Inc. (NASDAQ: EBTX) (“Encore”) announced today that it has issued $34 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the U.S. Department of the Treasury as part of Treasury’s Capital Purchase Program. Encore’s preliminary approval to participate in this program was announced on November 13, 2008. Encore’s Series A Preferred Stock will pay a cumulative annual dividend rate of 5% for the first five years and will reset to an annual rate of 9% thereafter. The Series A Preferred Stock is callable by Encore, in whole or in part, at par after February 15, 2012. Prior to this date, these securities are also callable by Encore in whole or in part, but only with the proceeds of newly-issued Tier 1 equity capital in an amount of at least 25% of the $34 million. In conjunction with the purchase of Encore’s Series A Preferred Stock, Treasury received a warrant to purchase up to 364,026 shares of Encore common stock at an exercise price of $14.01 per share.

The proceeds from the sale of the Series A Preferred Stock increase Encore’s Tier 1 risk-based capital ratio from 12.58% to 15.49% on a pro forma basis at September 30, 2008.

“While Encore currently has capital above our targeted capital range, our participation in the Capital Purchase Program provides us with additional capital to invest in our future growth, including making loans to new and existing customers, with the appropriate credit standards, loan pricing and return hurdles in place to optimize our loan portfolio,” said James S. D’Agostino, Jr., Chairman and Chief Executive Officer.

Encore Bank, N.A., the primary subsidiary of Encore, also announced today that the Bank will be participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules.

About Encore Bancshares, Inc.

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A., and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area and six in southwest Florida. Headquartered in Houston and with $1.5 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank’s affiliates are not FDIC insured. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “EBTX”.

Safe Harbor Statement

This press release may include certain forward-looking information about Encore Bancshares that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Risks and uncertainties include, but are not limited to: competitive pressure among financial institutions; our ability to expand and grow our businesses and operations and to realize the cost savings and revenue enhancements expected from such activities; a deterioration of credit quality or a reduced demand for credit; changes in the interest rate environment; the continued service of key management personnel; our ability to attract, motivate and retain key employees; general economic conditions, either nationally, regionally or in the market areas in which we operate; legislative or regulatory developments or changes in laws; changes in the securities markets and other risks that are described from time to time in our 2007 Annual Report on Form 10-K and other reports and documents filed with the Securities and Exchange Commission.

Encore Bancshares, Inc.    |     Nine Greenway Plaza, Suite 1000    |    Houston, Texas 77046

www.encorebank.com